Exhibit 10.9
SETTLEMENT AGREEMENT
     SETTLEMENT AGREEMENT, dated as of February 6, 2007 (“Agreement”), by and among Glenn Nussdorf (“Nussdorf”), Parlux Fragrances, Inc., a Delaware corporation (the “Company”), and Ilia Lekach (“Lekach”).
     WHEREAS, Nussdorf has commenced a consent solicitation (the “Consent Solicitation”) to remove, without cause, all existing members of the Company’s Board of Directors (the “Board”) and to elect his nominees to the Board; and
     WHEREAS, the Company has filed a lawsuit in the United States District Court for the Southern District of New York against Quality King Distributors, Inc., Model Reorg, Inc., Nussdorf, Michael Katz, Joshua Angel, Anthony D’Agostino, Neil Katz and Robert Mitzman (each a “Defendant” and collectively, the “Defendants”), alleging violations of antitrust and securities laws in connection with the Consent Solicitation (the “Litigation”); and
     WHEREAS, Lekach is ceasing to serve as the Company’s Chief Executive Officer and is agreeing to serve as a consultant to the Company; and
     WHEREAS, each of the parties hereto has determined that its or their respective best interests, and in the case of the Company, the best interest of its stockholders, would be served by entering into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and representations set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
     1. Certain Definitions.
     For purposes of this Agreement, the following terms shall have the following meanings:
     “2007 Meeting” shall have the meaning set forth in paragraph 6(d).
     “2008 Meeting” shall have the meaning set forth in paragraph 6(a).
     “Agreement” shall have the meaning set forth in the preamble.
     “Acquisition Proposal” means any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries or such Person or Persons owning 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole.
     “Affiliates” and “Associates” have the meanings set forth in Rule 12b-2 under the Exchange Act, and includes Persons who become Affiliates or Associates of another Person after the date of this Agreement, provided, however, with respect to Nussdorf, the parties agree that the term Affiliate shall include Quality King Distributors, Inc. and Model Reorg, Inc. For purposes of this Agreement, the term Affiliate shall not include ECMV unless and until Nussdorf and his Affiliates and Associates beneficially own in excess of 50% of the equity securities entitled to vote in the election of directors of ECMV.
     “Board” shall have the meaning set forth in the recitals.
     “Buttacavoli” shall have the meaning set forth in paragraph 6(b).
     “Company” shall have the meaning set forth in the preamble.
     “Company Releasees” shall have the meaning set forth in paragraph 10(a).
     “Consent Solicitation” shall have the meaning set forth in the recitals.
     “Consulting Term” shall have the meaning set forth in paragraph 5(a).
     “Covered Person” shall have the meaning set forth in paragraph 6(e).
     “Defendant” and “Defendants” shall have the meaning set forth in the recitals.
     “ECMV” means E Com Ventures, Inc.
     “Employment Agreement” shall have the meaning set forth in paragraph 4(b).
     “Exchange Act” shall have the meaning set forth in paragraph 8(a).
     “Exchange Act Filings” refers to those filings required of a company with a class of equity securities registered under the Exchange Act.
     “Guaranty” shall have the meaning set forth in paragraph 12(b).
     “Incumbent Director” and “Incumbent Directors” shall have the meaning set forth in paragraph 6(b).

     “Lekach” shall have the meaning set forth in the preamble.
     “Lekach Releasees” shall have the meaning set forth in paragraph 10(a).
     “Lekach Warrants” shall have the meaning set forth in paragraph 4(c).
     “Litigation” shall have the meaning set forth in the recitals.
     “Moving Party” shall have the meaning set forth in paragraph 14.
     “Note” shall have the meaning set forth in paragraph 12(b).
     “Nussdorf” shall have the meaning set forth in the preamble.
     “Nussdorf Designee” and “Nussdorf Designees” shall have the meaning set forth in paragraph 6(b).
     “Nussdorf Releasees” shall have the meaning set forth in paragraph 10(a).
     “Person” means any individual, partnership, corporation, limited liability company, group, syndicate, trust, government or agency thereof, or any other association or entity.
     “Restricted Business” shall have the meaning set forth in paragraph 5(b).
     “Search Committee” shall have the meaning set forth in paragraph 7(b).
     “SEC” shall have the meaning set forth in paragraph 8(a).
     “Specified Date” shall have the meaning set forth in paragraph 6(c).
     “Stephen Nussdorf Lawsuit” shall have the meaning set forth in paragraph 12(b).
     “Voting Securities” means the Company’s common stock, any preferred stock issued by the Company, and any other securities entitled to vote in the election of directors, or any securities convertible into, or exercisable or exchangeable for, the Company’s common stock or other securities, whether or not subject to the passage of time or other contingencies.
     “Zebede” shall have the meaning set forth in paragraph 6(b).
     2. Dismissal of Litigation. As promptly as practicable following the execution of this Agreement, the Company shall take all measures necessary to dismiss, as to all Defendants, the Litigation with prejudice and without costs or expenses to any party.

     3. Termination of Consent Solicitation. Nussdorf hereby terminates the Consent Solicitation and agrees not to submit written consents to the Company in connection with the Consent Solicitation.
     4. Resignation of Lekach.
     (a) By his execution of this Agreement, Lekach hereby resigns, effective immediately, (i) as a director of the Company and as Chairman of the Board, (ii) as a member of all committees of the Board on which he serves, (iii) if applicable, as a director of any direct or indirect subsidiary and other Affiliates of the Company on whose board of directors he serves and as a member of all committees of any such board of directors on which he serves, and (iv) if applicable, as a trustee of (or any similar position with) any benefit plans maintained by, or for the benefit of employees of, the Company or any such subsidiary. Upon execution of this Agreement, Lekach shall cease to be the Chief Executive Officer or an employee of the Company, its direct and indirect subsidiaries and other Affiliates.
     (b) The Company and Lekach agree that within two (2) business days following the execution of this Agreement, subject to paragraph 4(d) below, the Company shall pay to Lekach the sum of $1,200,000 in cash by wire transfer of immediately available funds to an account specified in writing by Lekach, in full and final satisfaction, settlement and discharge of any and all payments, perquisites, benefits and services to which Lekach is entitled under the employment agreement between Lekach and the Company, dated as of June 1, 2005 (the “Employment Agreement”) or any previous employment or similar agreement between Lekach and the Company. Other than as specifically set forth in this Agreement, neither the Company nor Lekach have any further rights or obligations under the Employment Agreement.
     (c) The Company and Lekach agree that upon the execution of this Agreement, and subject to paragraph 4(d) below, the Company shall grant to Lekach warrants to purchase 500,000 shares of the Company’s common stock at a price per share of $1.1654 (the “Lekach Warrants”). In consideration of the foregoing and the other agreements set forth herein, all warrants to purchase shares of the Company’s common stock previously granted to Lekach shall not be subject to Section 7(d)(iv) of the Employment Agreement and no “doubling” or adjustment of such warrants shall occur, either as a result of this Agreement or otherwise and all of Lekach’s outstanding warrants for the purchase of the Company’s common stock shall be amended to eliminate any provisions that allows for “doubling” of such warrants upon a change of control (as defined on the face of such warrants).
     (d) The Company shall deduct and withhold from the payments made by the Company to Lekach under this Agreement all amounts as may be required to be deducted and withheld with respect to the making of such payments and issuance of the Lekach Warrants pursuant to the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder or under any provision of state or local tax law, and the withheld amounts shall be treated for all purposes of this Agreement as having been paid to Lekach.

     (e) The Company agrees that, as soon as it becomes “current” with respect to its Exchange Act Filings, the Company shall request in writing that, with respect to the Company’s registration statement on Form S-3 (File No. 333-132288), the Staff of the SEC waive the requirements of paragraph 1.A.3 of the Registrant Requirements of the General Instructions regarding the use of Form S-3 to allow the Company to continue to use such registration statement for the sale of the securities contemplated thereby immediately thereafter.
     5. Lekach Consulting Agreement; Non-Compete
     (a) The Company and Lekach hereby agree that during the period commencing on the date hereof and ending on the fourth anniversary of the date hereof (the “Consulting Term”), the Company shall engage Lekach as a consultant and Lekach hereby agrees to provide consulting services to the Company. Lekach shall devote his business time, attention, skill and efforts to the business and affairs of the Company and its subsidiaries and Affiliates when requested to do so by the Board or the Chief Executive Officer of the Company, including by assisting the Company with fragrance brand licenses and international distribution of the Company’s products, provided that the foregoing shall not prevent Lekach from accepting other employment and Lekach shall not be required to spend more than 20% of his working time on such consulting services. During the Consulting Term, Lekach shall not be required to travel outside of the Fort Lauderdale/Miami metropolitan area except with his consent, not to be unreasonably withheld. During the Consulting Term, the Company shall not be required to provide Lekach with office space or secretarial or other support services or office assistance, nor shall the Company be required to reimburse Lekach for any such or similar expenditures he may incur in connection with maintaining an office. In addition, the Company shall not be required to provide Mr. Lekach with any perquisites or benefits during the Consulting Term, except that the Company shall reimburse Lekach for all reasonable out-of-pocket business and travel expenses incurred with prior Company approval which approval shall not be unreasonably withheld relating to his consultancy hereunder, upon Lekach presenting appropriate receipts therefor.
     (b) For a period of four (4) years from the date of this Agreement, Lekach agrees neither he nor any of his Affiliates shall, directly or indirectly, engage in any business or business venture that is either directly or indirectly involved in the manufacture, marketing, distribution, licensing or sale of fragrances (the “Restricted Business”) whether as a director, officer, employee, agent, stockholder or investor; provided, however, that Lekach and his Affiliates may own, in the aggregate, directly or indirectly, (i) less than 3% of any class of equity securities of any entity that is publicly traded and engaged in the Restricted Businesses; (ii) any interest in any entity that derives less than 5% of its revenue from the Restricted Businesses; and (iii) any instrument of indebtedness (that is not convertible or exchangeable for equity securities, except as may be permitted by clauses (i) or (ii) above) of any person or entity engaged in the Restricted Businesses.
     (c) The Company and Lekach agree that within two (2) business days following the execution of this Agreement, subject to paragraph 4(d) hereof, the

Company shall pay to Lekach the sum of $1,200,000, by wire transfer of immediately available funds to an account specified in writing by Lekach, in full and final consideration for the agreements of Lekach set forth under this paragraph 5.
     6. Board Composition; Related Matters.
     (a) The parties agree that effective upon execution of this Agreement the bylaws of the Company shall be amended to provide that the number of directors of the Company shall be fixed at six (6), and prior to the day following the certification of the vote in connection with the 2008 Annual Meeting of Stockholders (the “2008 Meeting”), the size of the Board shall not be increased or decreased without the approval of three-fourths of the directors then in office.
     (b) The parties agree that effective upon the execution of this Agreement, the Board shall consist of Glenn H. Gopman, Esther Egozi Choukroun and David Stone (each an “Incumbent Director” and collectively, the “Incumbent Directors”), and Anthony D’Agostino, Neil Katz and Robert Mitzman (each a “Nussdorf Designee” and collectively, the “Nussdorf Designees”). By his execution of this Agreement, because the parties’ settlement calls for equal representation on the Parlux Board by the current independent directors, and in order to facilitate such transition, Frank A. Buttacavoli (“Buttacavoli”) hereby resigns, effective immediately, (i) as a director of the Company, (ii) as a member of all committees of the Board on which he serves, and (iii) if applicable, as a director of any direct or indirect subsidiary and other Affiliates of the Company on whose board of directors he serves and as a member of all committees of any such board of directors on which he serves. By her execution of this Agreement, because the parties’ settlement calls for equal representation on the Parlux Board by the current independent directors, and in order to facilitate such transition, Jaya Kader Zebede (“Zebede”) hereby resigns, effective immediately, (i) as a director of the Company, (ii) as a member of all committees of the Board on which she serves, (iii) if applicable, as a director of any direct or indirect subsidiary and other Affiliates of the Company on whose board of directors she serves and as a member of all committees of any such board of directors on which she serves, and (iv) if applicable, as a trustee of (or any similar position with) any benefit plans maintained by, or for the benefit of employees of, the Company or any such subsidiary.
     (c) The Company agrees that during the period commencing on the date of the first Board meeting following the date hereof, which Board meeting shall be held not later than five (5) business days following the date hereof, and continuing until the earlier of (i) the day following the certification of the vote in connection with the election of directors at the 2008 Meeting or (ii) eighteen (18) months from the date hereof (such earlier date being referred to as the “Specified Date”), and subject to the listing requirements of the Nasdaq Global Market, each of the Board’s Audit Committee, Compensation Committee, Nominating Committee, Special Committee of Independent Directors and the Search Committee shall consist of four (4) directors, two (2) of whom shall be Incumbent Directors, as designated by the Incumbent Directors, and two (2) of whom shall be Nussdorf Designees, as designated by the Nussdorf Designees.

     (d) If, prior to the Specified Date, a Nussdorf Designee shall cease to be a director for any reason whatsoever, or, if unable or unwilling to stand for election as a director at the 2007 Annual Meeting (the “2007 Meeting”) or any other election of directors prior to the 2008 Meeting, then the Nussdorf Designees shall be entitled to designate another person reasonably acceptable to a majority of the members of the entire Board, and any such person shall become a “Nussdorf Designee” for all purposes under this Agreement. If, prior to the Specified Date, an Incumbent Director shall cease to be a director for any reason whatsoever, or, if unable or unwilling to stand for election as a director at the 2007 Meeting or any other election of directors prior to the 2008 Meeting, then the Incumbent Directors shall be entitled to designate another person reasonably acceptable to a majority of the members of the entire Board as a replacement for such Incumbent Director, and any such person so designated shall become an “Incumbent Director” for all purposes under this Agreement.
     (e) For a period of six (6) years following the execution of this Agreement, the Company agrees that it will continue to indemnify and hold harmless Lekach, Buttacavoli and Zebede (each a “Covered Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring while such Covered Persons served as officers or directors of the Company to the fullest extent permitted under the Delaware General Corporation Law (including the advancing of such costs and expenses as incurred to the fullest extent permitted under applicable law); provided, however, that such Covered Person must provide an undertaking to the Company to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final) that such Covered Person is not entitled to indemnification; and provided further, however, that, to the fullest extent permitted by law: (i) the Company shall have the right to assume the defense thereof, and the Company shall not be liable to any such Covered Person for any legal expenses of other counsel or any other expenses subsequently incurred by such Covered Person in connection with the defense thereof, except that if the Company elects not to assume such defense, such Covered Person may retain counsel satisfactory to it, and the Company shall pay all reasonable fees and expenses of such counsel for such Covered Person promptly as statements therefor are received; provided, however, that whether or not the Company assumes the defense of a Covered Person, the Company shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such claim without such Covered Person’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement or compromise includes as one of its terms the complete release of the Covered Person without any admission of guilt; and provided further, however, that the Company shall be obligated pursuant to this paragraph 6(e) to pay for only one firm or counsel for all Covered Persons and all other current or former directors or officers of the Company in any jurisdiction; (ii) such Covered Persons will reasonably cooperate in the defense of any such matter; and (iii) the Company shall not be liable for any settlement effected without the prior written consent of the Company.

     (f) The Company shall maintain a policy of directors’ and officers’ liability insurance for six (6) years following the execution of this Agreement with respect to claims arising from facts or events that occurred on or before the execution of this Agreement, and which policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; provided, however, that in no event shall the Company be required to expend for all directors’ and officers’ liability insurance coverage more than it currently pays for such coverage and, provided further, however, that, if the premiums of such insurance coverage exceeds such amount, the Company shall be obligated to obtain such policies with the greatest coverage available for a cost not exceeding such amount.
     7. Interim Chief Executive Officer.
     (a) The parties agree that effective upon the execution of this Agreement, Neil Katz shall be the interim Chief Executive Officer of the Company. Neil Katz shall continue as the interim Chief Executive Officer, unless he is removed by the vote of two-thirds of the full membership of the Board, or until a permanent Chief Executive Officer is designated by the Board in accordance with paragraph 7(b). The compensation and benefit package for Mr. Katz will be determined by the newly constituted Compensation Committee as promptly as practicable following the execution of this Agreement and shall be effective as of the date of this Agreement.
     (b) The parties agree that as soon as practicable after the execution of this Agreement, the Board shall form a search committee (the “Search Committee”) to conduct a search for a permanent Chief Executive Officer of the Company, and will consider Neil Katz for such position along with other candidates. The vote of two-thirds of the full membership of the Board shall be required to designate a person as the permanent Chief Executive Officer of the Company.
     8. Lekach Covenants. Lekach agrees that during the period commencing on the date hereof and ending on the fourth anniversary of the date hereof (but subject to the provisions of paragraph 9(c)), without the prior written consent of the Company’s Board as specifically expressed in a resolution adopted by a majority of the entire membership of the Board, neither he, nor his Affiliates or Associates or any Person acting at his or their direction, will, directly or indirectly:
     (a) make, engage or in any way participate in, directly or indirectly, any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies or consents (whether or not relating to the election or removal of directors); seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities; initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) shareholders of the Company for the approval of shareholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise, or cause or encourage or attempt to cause or encourage any other Person to initiate any such shareholder proposal; otherwise communicate with the Company’s shareholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; or participate in, or take any action pursuant to, any “shareholder access” proposal which may be adopted by the SEC, whether in accordance with proposed Rule 14a-11 or otherwise;
     (b) seek, propose, or make any statement with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its Affiliates;
     (c) acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends, stock splits, reverse stock splits or other distributions or offerings made available to holders of any Voting Securities generally), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, any Voting Securities; provided, however, Lekach may acquire Voting Securities upon the exercise of stock options held by him as of January 1, 2007 and upon the exercise of the Lekach Warrants;
     (d) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities, other than a currently disclosed “group” of which Lekach is a member as set forth in a Schedule 13D with respect to the Company filed by Lekach and other members of such “group” with the SEC;
     (e) act, alone or in concert with others, to control or seek to control, or influence or seek to influence, the management, Board or policies of the Company;
     (f) seek, alone or in concert with others, election or appointment to or representation on, or nominate or propose the nomination of any candidate to, the Board, or seek the removal of any member of the Board;
     (g) make any publicly disclosed proposal or enter into any discussion regarding any of the foregoing;
     (h) make any proposal, statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or make or disclose any request to amend, waive or terminate any provision of paragraph 8 of this Agreement;
     (i) have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in or enter into any arrangement with, any other Person that engages, or offers or proposes to engage, in any of the foregoing; or
     (j) otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

Notwithstanding anything to the contrary in this paragraph 8, Lekach shall not, directly or indirectly, be restricted in any manner in his ability to sell, transfer or vote any Voting Securities beneficially owned by him in his sole discretion.
     9. Nussdorf Covenants.
     (a) Nussdorf agrees that during the period commencing on the date hereof and ending on the second anniversary of the date hereof, neither he, nor his Affiliates or any Person acting at his or their direction, will, directly or indirectly, make an Acquisition Proposal, unless (i) invited by a majority of the full membership of the Board to make such an Acquisition Proposal, or (ii) such Acquisition Proposal is for all shares of common stock of the Company, for a price valued at not less than $11 per share in cash or the equivalent value of a publicly-traded equity security, or a combination thereof. Notwithstanding anything to the contrary in paragraph 9(a), Nussdorf shall not, directly or indirectly, be prohibited from taking any of the actions described in, or be subject to the limitations set forth in, the foregoing provisions of this paragraph, and the restrictions of the first sentence of paragraph 9(a) shall terminate and be of no further force and effect, if (i) the Board receives an Acquisition Proposal from a third party or the Company publicly announces that it is pursuing strategic alternatives which may include seeking an Acquisition Proposal, (ii) the Company furnishes any Person, other than Nussdorf or his Affiliates, with non-public information with the view toward receiving from such Person an Acquisition Proposal, (iii) the Board approves a transaction (or enters into an agreement relating thereto) with any person or group that would result in such person or group beneficially owning more than 20% of the outstanding Voting Securities of the Company (or a successor to the Company in a merger or consolidation transaction) or all or a substantial portion of its assets, (iv) the Board approves a transaction with any Person or group involving a merger, consolidation, tender or exchange offer, recapitalization or other business combination or similar transaction involving the Company or its subsidiaries or that would result in any Person or group having the right to nominate, elect or appoint members of the Board, or (v) any Person, other than Nussdorf, becomes the beneficial owner of 20% or more of the outstanding Voting Securities of the Company or has commenced or publicly announced its intention to commence a tender or exchange offer for more than 20% of the outstanding Voting Securities of the Company.
     (b) Nussdorf agrees that until the earlier of (i) the date which is eighteen (18) months from the date hereof or (ii) sixty (60) days prior to the date of the 2008 Meeting, neither he or his Affiliates nor any Person acting at his or their direction, will, directly or indirectly, solicit proxies or written consents from stockholders of the Company for election of directors. The Incumbent Directors agree that they will nominate the Nussdorf Designees for election at the 2007 Meeting or at any other election of directors held prior to the 2008 Meeting. The Company agrees to provide Nussdorf written notice of the date of the 2008 Meeting not less than seventy (70) days prior to the date of the 2008 Meeting.
     (c) Notwithstanding any provision contained herein to the contrary, in the event that ECMV shall make an Acquisition Proposal which, if made by Nussdorf would not be permitted under paragraph 9(a), then, Lekach’s obligations under paragraph 8 shall expire at such time as such Acquisition Proposal is made by ECMV. Nussdorf agrees that until the second anniversary of the date hereof, he will not vote any shares of ECMV which he beneficially owns and is entitled to vote in favor of any Acquisition Proposal made by ECMV, which if made by Nussdorf would not be permitted under paragraph 9(a).
     10. Mutual Releases; Non-Disparagement.
     (a) Each of the Company, on behalf of itself and its directors and executive officers, in each case as in office immediately prior to the execution of this Agreement, and the Company’s agents, proxy solicitors, public relations firms, lawyers, and other representatives (the “Company Releasees”), and Lekach, on behalf of himself, his Affiliates and Associates and his agents, lawyers, and other representatives (the “Lekach Releasees”), hereby irrevocably releases, acquits and fully and forever discharges each of Nussdorf, the Defendants, Alfred Paliani, Stephen Nussdorf, Arlene Nussdorf-Mark, Lillian Ruth Nussdorf, their respective Affiliates and Associates and their respective agents, proxy solicitors, public relations firms, lawyers, and other representatives (collectively, the “Nussdorf Releasees”), from and with respect to any and all disputes, complaints, claims, counter-claims, actions, causes of action, liabilities, suits or damages, whether at law or in equity, statutory or otherwise, whether known or unknown, asserted or unasserted, or every kind and matter whatsoever (collectively, “Claims”), that any Company Releasee or Lekach Releasee ever had, now has, or hereafter can, shall or may have against any Nussdorf Releasee for, upon, or by reason of any matter, cause of action or thing, whatsoever from the beginning of the world to the date hereof, arising out of or in connection with the Consent Solicitation or the Litigation, including, without limitation, any and all Claims made in the Litigation, but expressly excluding, or any Claims for breach of or to enforce this Agreement.
     (b) Nussdorf, on behalf of himself and the Nussdorf Releasees, hereby irrevocably releases, acquits and fully and forever discharges each of the Company Releasees and the Lekach Releasees, from and with respect to any and all Claims that any Nussdorf Releasee ever had, now has, or hereafter can, shall or may have against any Company Releasee or Lekach Releasee for, upon or by reason of any matter, cause of action or thing, whatsoever from the beginning of the world to the date hereof, arising out of or in connection with the Consent Solicitation or the Litigation, but expressly excluding, or any Claims for breach of or to enforce this Agreement.
     (c) For the period commencing on the date hereof and ending on the second anniversary of the date hereof, the Company shall not, and shall not permit any of the Company Releasees and any of the then current members of its Board or executive officers to, disparage or make or solicit any comments, statements or the like to or from any Person that are derogatory or detrimental to any of the Nussdorf Releasees or any of the Lekach Releasees.
     (d) For the period commencing on the date hereof and ending on the second anniversary of the date hereof, Nussdorf shall not, and shall not permit any of the

Nussdorf Releasees to, disparage or make or solicit any comments, statements or the like to or from any Person that are derogatory or detrimental to any of the Company Releasees or Lekach Releasees.
     (e) For the period commencing on the date hereof and ending on the second anniversary of the date hereof, Lekach shall not, and shall not permit any of the Lekach Releasees to, disparage or make or solicit any comments, statements or the like to or from any Person that are derogatory or detrimental to any of the Nussdorf Releasees or Company Releasees.
     11. Expenses. Within two (2) business days following the execution of this Agreement, the Company shall pay Nussdorf the sum of One Million ($1,000,000) Dollars by wire transfer of immediately available funds to an account specified in writing by Nussdorf in reimbursement for expenses incurred by Nussdorf in connection with the Consent Solicitation, the Litigation and the negotiation and execution of this Agreement. Nussdorf represents that the expenses incurred by him in connection with the Consent Solicitation, the Litigation and the negotiation and execution of this Agreement are in excess of $1,000,000. As soon as practicable after receiving statements evidencing at least $1,000,000 in expenses, Nussdorf will furnish the Company with appropriate documentation confirming such expenses.
     12. Representations and Warranties.
     (a) The Company hereby represents and warrants to the other parties hereto as follows:
(i)	The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(ii)	This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms.

(iii)	The payments being made by the Company pursuant to the terms of this Agreement will not have an adverse effect on the Company’s operating and capital plans or budgets and will not constrain or have a material adverse effect on the Company’s liquidity.
     (b) Lekach hereby represents and warrants to the Company that, except for the letter agreement between Stephen Nussdorf and Lekach and Deborah Lekach amending the terms of that certain promissory note, dated July 14, 2003 (the “Note”), the related guaranty, dated July 14, 2003 (the “Guaranty”), and agreeing to dismiss the lawsuit filed by Stephen Nussdorf in the United States District Court for the Southern District of New York, entitled Stephen Nussdorf v. Ilia Lekach and Deborah Lekach, Docket No. 06 CV 14284 (DAB), to enforce the Note and Guaranty (the “Stephen Nussdorf Lawsuit”), neither Lekach, his Affiliates nor any Person acting at his or their direction has entered into any other side or collateral contracts, agreements, arrangements, or understandings with Nussdorf or his Affiliates or any Person acting at his or their direction with respect to the Company or any equity security of the Company, other than as provided pursuant to this Agreement.
     (c) Nussdorf hereby represents and warrants to the Company that, except for the letter agreement referenced in paragraph 12(b) concerning the Note, Guaranty and the Stephen Nussdorf Lawsuit, neither Nussdorf, his Affiliates nor any Person acting at his or their direction has entered into any side or collateral contracts, agreements, arrangements, or understandings with Lekach or his Affiliates or any Person acting at his or their direction with respect to the Company or any equity security of the Company, other than as provided pursuant to this Agreement.
     (d) The Company and Lekach each hereby represents and warrants to Nussdorf that there are no side or collateral contracts, agreements, arrangements, or understandings between the Company, its Affiliates and any Person acting at its or their direction, on the one hand, and Lekach, his Affiliates or any Person acting at his or their direction, on the other hand, other than as provided pursuant to this Agreement.
     13. Press Release. Upon execution of this Agreement, the Company and Nussdorf will issue a joint press release in the form attached hereto as Exhibit A.
     14. Specific Performance. Each of the parties hereto acknowledges and agrees that irreparable harm to the others would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be compensable in damages. It is accordingly agreed that each party hereto (the “Moving Party”) will be entitled to specific performance of, and injunctive relief to prevent any violation of, the terms hereof and the other parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.
     15. No Waiver. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
     16. Successors and Assigns. All the terms and provisions of this Agreement will inure to the benefit of and will be enforceable by the successors and assigns of the parties hereto.

     17. Entire Agreement; Amendments. This Agreement (and the Exhibits hereto) contain the entire understanding of the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements (whether written or oral) and understandings of every kind and nature between them in respect of this Agreement’s subject matter, including, but not limited to, the Employment Agreement and any and all other employment and/or severance agreements between Lekach and the Company. Except as described herein, there are no restrictions, agreements, promises, representations, warranties, covenants or undertakings whether oral or written other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.
     18. Headings. The paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
     19. Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery (including by overnight courier service) or by facsimile, receipt confirmed, to the respective parties as follows:
     If to the Company:
Board of Directors of Parlux Fragrances, Inc.
3725 S.W. 30th Avenue
Fort Lauderdale, Florida 33312
     with a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Scott Kislin, Esq. and Adam Offenhartz, Esq.

          If to Nussdorf:
Glenn Nussdorf
2060 Ninth Avenue
Ronkonkoma, New York 11779
with copies to:
Alfred R. Paliani, Esq.
c/o Quality King Distributors, Inc.
2060 Ninth Avenue
Ronkonkoma, NY 11779
and
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Fax: (212) 735-2000
Attention: Daniel E. Stoller, Esq. and Richard J. Grossman, Esq.
          If to Lekach:
Ilia Lekach
c/o Seth P. Joseph, Esq.
Carlton Fields, P.A.
4000 Bank of America Tower
at International Place
100 S.E. Second Street
Miami, Florida 33131
Fax: (305) 530-0055
with copies to:
Carlton Fields, P.A.
4000 Bank of America Tower
at International Place
100 S.E. Second Street
Miami, Florida 33131
Fax: (305) 530-0055
Attention: Seth P. Joseph, Esq.
or to such other address or fax number as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
          20. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof. The parties hereto agree and consent to personal jurisdiction and venue in any action brought to enforce this Agreement in the Court of Chancery of the State of Delaware or any other appropriate court in the State of Delaware.
          21. Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but each of which together will constitute one and the same Agreement.
          22. No Admission of Liability. This Agreement shall not be construed as an admission of liability of any party or any admission that any party has acted in any way wrongfully toward the other.
          23. Rule of Construction. This Agreement has been negotiated by all parties, and all parties have participated in the drafting of the language of this Agreement. No rule of construction of contracts requiring that provisions be construed against the drafter of an agreement shall be applied to this Agreement.
          24. Severability. In the event any portion or clause of this Agreement is deemed invalid or unenforceable in a court of law, the remainder of this Agreement shall be severed from the invalid or unenforceable portion.

          IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned parties has executed or caused this Agreement to be executed on the date first above written.

PARLUX FRAGRANCES, INC.

By:	/s/ Glenn H. Gopman
Name: Glenn H. Gopman
Title: Director

/s/ Ilia Lekach

ILIA LEKACH

/s/ Glenn Nussdorf

GLENN NUSSDORF

Solely with Respect to the Provisions
of paragraphs 6(b), 6(e) and 6(f):

/s/ Frank A. Buttacavoli

Frank A. Buttacavoli

/s/ Jaya Kader Zebede

Jaya Kader Zebede

Solely with Respect to the Provisions
of paragraphs 9(a), 9(b) and 10:

QUALITY KING DISTRIBUTORS, INC.

By:	/s/ Michael W. Katz

Name: Michael W. Katz
Title: Executive Vice President

MODEL REORG, INC.

By:/s/	Donna Dellomo

Name: Donna Dellomo
Title: Chief Financial Officer